J. Crew, Inc.
770 Broadway
New York, New York 10003


                            CATALOG                August 14, 1997

DESCRIPTION

This proposal covers the production of your Fall/Winter and Spring/Summer Catalogs as described in the clause entitled QUANTITY AND NUMBER OF PAGES, for a period of 4 years commencing with production of your 1997 Fall/Winter Edition 1 Catalog and continuing through completion of your 2001 Spring Final Edition Printed by 6/30/01.

Subject to the provisions set forth herein, you engage us, and we shall be obligated and entitled to do or arrange for all cylinder making and/or plate making, printing, binding, loading and mailing, required for the production of the catalogs and all preliminary work as set forth in the PRELIMINARY MANUFACTURING PROCESS clause. We agree to perform the work as provided herein and to furnish all necessary materials and supplies therefor except such as you, pursuant to the terms hereof, agree to furnish. We will give you prior notice if we subcontract any of your work and furnish you with the name and location of the subcontractor at the time we give you prior notice.

In consideration for your awarding us a four year agreement, we agree to issue a credit equal to $500,000 on an invoice issued within thirty (30) days of your written request, but in no event earlier than the date of signing and no later than December 31, 1997. In consideration for giving you this credit, you agree to repay us $250,000 one hundred and eighty (180) days after we issue our credit, and a second repayment of $250,000 three hundred and sixty (360) days after we issue our credit.

QUANTITY AND NUMBER OF PAGES

                    1997 Fall/Winter Scheduled
                    --------------------------

                                                          Quantity
                      Body    Cover                      (To Nearest
       Event          Pages   Pages        Size             1,000)
       -----          -----   -----        ----          -----------

Fall/Winter Season
------------------
Edition 1              132      4     8-1/4" x 10-3/4"    2,122,000
Prospect 1              80      4     8-1/4" x 10-3/4"    1,567,000
Edition 2              144      4     8-1/4" x 10-3/4"    2,928,051
Prospect 2              80      4     8-1/4" x 10-3/4"    2,456,845
Edition 3              160      4     8-1/4" x 10-3/4"    2,573,000
Prospect 3              96      4     8-1/4" x 10-3/4"    2,665,000
Edition 4              208      4     8-1/4" x 10-3/4"    2,408,000


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J. Crew, Inc.                                               Page 2
                                                   August 14, 1997


Prospect 4             152      4     8-1/4" x 10-3/4"    2,626,000
Edition 5              216      4     8-1/4" x 10-3/4"    3,448,000
Prospect 5             152      4     8-1/4" x 10-3/4"    4,095,000
Edition 6              192      4     8-1/4" x 10-3/4"    3,315,000
Edition 7              184      4     8-1/4" x 10-3/4"    3,394,000
Edition 8              120      4     8-1/4" x 10-3/4"    2,314,000
Prospect 8              80      4     8-1/4" x 10-3/4"      761,000
Women's Catalog
---------------
Women's 2               80      4     7-5/8" x 10"        1,717,652
Women's 3               80      4     7-5/8" x 10"        1,456,651
Women's 4               88      4     7-5/8" x 10"        1,700,000
College Catalogs
----------------
Catalog 1               64      4     9-3/8" x 11-3/8"    1,950,000




                   1998 Forecasted (continued)
                   ---------------

                                                          Quantity
                       Body   Cover                      (To Nearest
       Event          Pages   Pages        Size            1,000)
       -----          -----   -----        ----          -----------

Spring/Summer Season
--------------------
Edition 1               96      4     8-1/4" x 10-3/4"    2,400,000
Prospect 1              72      4     8-1/4" x 10-3/4"    2,000,000
Edition 2              120      4     8-1/4" x 10-3/4"    2,400,000
Prospect 2              72      4     8-1/4" x 10-3/4"    1,000,000
Edition 3              120      4     8-1/4" x 10-3/4"    2,400,000
Prospect 3              72      4     8-1/4" x 10-3/4"    1,000,000
Edition 4              120      4     8-1/4" x 10-3/4"    2,400,000
Prospect 4              72      4     8-1/4" x 10-3/4"    1,450,000
Edition 5               96      4     8-1/4" x 10-3/4"    2,600,000
Prospect 5              72      4     8-1/4" x 10-3/4"      500,000
Women's Catalog
---------------
Women's 1               96      4     7-5/8" x 10"        1,300,000
Women's 2               96      4     7-5/8" x 10"        1,500,000
Women's 3               96      4     7-5/8" x 10"        1,600,000
Women's 4               72      4     7-5/8" x 10"        1,600,000
Swimwear Catalog
----------------
Swimwear 1              48      4     8-1/4" x 10-3/4"    2,950,000
Swimwear 2              48      4     8-1/4" x 10-3/4"    3,050,000
College Catalogs
----------------
Catalog 1               64      4     9-1/8" x 11-3/8"    1,600,000
Catalog 2               64      4     9-1/8" x 11-3/8"    1,600,000


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J. Crew, Inc.                                               Page 3
                                                   August 14, 1997

                   1998 Forecasted (continued
                   ---------------
                                                          Quantity
                       Body   Cover                      (To Nearest
       Event          Pages   Pages        Size            1,000)
       -----          -----   -----        ----          -----------

Catalog 3               64      4     9-1/8" x 11-3/8"    1,600,000
Catalog 4               64      4     9-1/8" x 11-3/8"    1,700,000

Fall/Winter Season
------------------
Edition 1              120      4     8-1/4" x 10-3/4"    2,400,000
Prospect 1              72      4     8-1/4" x 10-3/4"    1,000,000
Edition 2              144      4     8-1/4" x 10-3/4"    2,600,000
Prospect 2              72      4     8-1/4" x 10-3/4"    1,500,000
Edition 3              144      4     8-1/4" x 10-3/4"    2,700,000
Prospect 3              72      4     8-1/4" x 10-3/4"    2,500,000
Edition 4              208      4     8-1/4" x 10-3/4"    3,300,000
Prospect 4             144      4     8-1/4" x 10-3/4"    3,000,000
Edition 5              216      4     8-1/4" x 10-3/4"    3,300,000
Prospect 5             144      4     8-1/4" x 10-3/4"    3,500,000
Edition 6              192      4     8-1/4" x 10-3/4"    3,400,000
Edition 7              184      4     8-1/4" x 10-3/4"    3,300,000
Women's Catalog
---------------
Women's 1               96      4     7-5/8" x 10"        1,400,000
Women's 2               96      4     7-5/8" x 10"        1,400,000
Women's 3               96      4     7-5/8" x 10"        1,400,000
Women's 4               72      4     7-5/8" x 10"        1,500,000
College Catalogs
----------------
Catalog 1               64      4     9-1/8" x 11-3/8"    1,600,000
Catalog 2               64      4     9-1/8" x 11-3/8"    1,700,000
Catalog 3               64      4     9-1/8" x 11-3/8"    2,100,000



1998 Total Pages (Pages times Quantity and then totaled) = 9,198,200,000
------------------------------------------------------------------------

The above specifications summarize the projected 1998 catalog program. For 1999, 2000 and 2001 the schedule is to be calendar adjusted, taking into account refinements that occur in response to changes in market conditions and your budgetary process. These refinements could consist of changes to quantity, page counts, versions and possibly cancellations. It is understood that the volume in 1999, 2000 and 2001 will be at a minimum equivalent to that projected for 1998 as set out above. Volume is described as the printed pages multiplied by the total count as described above.


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J. Crew, Inc.                                                Page 4
                                                    August 14, 1997


The parties agree to an 8% (eight percent) discount on work scheduled to start binding between January 1 and June 30 of any year under this Agreement. This first half discount will be applied to the Base Makeready and Run per M prices, and will not be applied to preliminary, freight of all kinds, or bind, mail or cylinder additionals, and will appear as an invoice credit on each of the applicable events.

As an incentive for J. Crew Inc. to add additional work with R.R. Donnelley & Sons Company, commencing in 1998, the parties agree to an 8% (eight percent) volume discount structure based on an increase in any calendar year on the projected 1998 level (pages times quantity) set out above. This volume discount will be applied to the Base Makeready and Run per M prices, and will not be applied to preliminary, freight of all kinds, or bind, mail or cylinder additionals. This volume discount will apply to all incremental work and assumes a similar number of total square inches of printed product.

Volume shall consist of the total number of printed pages times total count calculated at the end of the calendar year. For the incremental volume, a credit memo will be issued within 30 days after each calendar year, if a growth volume incentive has been earned. The volume discount is subject to prompt payment of all invoices. If J. Crew pays any invoice late, RRD may elect to reduce any growth volume incentive by the cost of money based on the prime rate as published in Wall Street Journal plus two percent (Prime +2%), as well as any other costs incurred to collect late or outstanding debts.

If a volume incentive is earned at the end of the contract (or earlier termination), a cash payment will be made 30 days after the end of contract (or earlier termination). In determining the amount of such payment, the value of payments due us will be credited against the value of the volume incentive.

FORECAST

To assist us in providing for your requirements, you shall submit a forecast by July l of each year showing your total requirements for the subsequent calendar year for work hereunder, during the term of this Agreement, including the count, number of pages, colors, copies to be bound and delivery dates for each issue. We shall, within 30 days of receipt of such forecasts, develop manufacturing schedules for the production of the work based on the forecasts you furnish which we shall present for your review and approval, such approval not to be unreasonably withheld. You shall notify us as promptly as practicable of any significant change in the forecasted requirements. We will produce up to a twenty-five percent (25%) annual increase (quantity multiplied by pages and then totaled) over the preceding year for 1999, ten percent (10%) over the preceding year for 2000, and a mutually agreed percentage (to be determined at a later date) over the preceding year for 2001, in accordance with the terms herein and pursuant to a mutually agreeable production schedule and the availability of materials. We currently have all work for your 1997 gravure body pages scheduled for production in our Spartanburg, South Carolina Manufacturing Division, and we will use all reasonable efforts to schedule all future gravure body production, as described herein, in our Spartanburg plant. If in order to meet your forecast


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J. Crew, Inc.                                                Page 5
                                                    August 14, 1997


requirements, it is necessary to produce some, or all, of your work elsewhere, it will be produced in a Gravure Manufacturing Division or Divisions, and any additional production costs or freight associated with such transfer from the Spartanburg, South Carolina Division, will not be charged to you.

TECHNOLOGICAL IMPROVEMENTS

We will keep abreast of changes in the graphic arts industry and will review with you developments which may be beneficial for your titles. We will also be receptive to any suggestions you may have for beneficial changes. If you approve of implementing such changes, the parties will negotiate appropriate prices and schedules to incorporate such changes into the production of your work and to allow us to amortize our capital investment, if any.

During the term of this Agreement, we will meet with you once every six months to discuss technological developments which have occurred and have become commercially available for application to the work performed by us for you, and the conditions under which such developments would be incorporated. Any pricing adjustments due to technological advancements and efficiencies will also be discussed prior to the implementation of such developments.

PRELIMINARY MANUFACTURING PROCESS

This contract is based on a common document workflow. R.R. Donnelley will function as a client of J. Crew's QPS server and as such will have access to shared volumes on that server. At the proper times in the production cycle, we will "check out" the Quark document, modify it per descriptions below, and check it back in to the server. During the course of the contract it is expected that the nature and timing of some operations may change. The intent of this description is to set forth the major responsibilities of each party that have been assumed in building the prices.

Your file shall include all mechanical page elements such as tints, colored or reverse type and rules. Silhouetting of photographs and creation of key-only shadows will be performed by us and will be charged additionally as set forth in Exhibit A.

      IMAL CYCLE
      ----------

      When you have completed the rough layout process for a spread and it is ready for us to begin processing, you will so indicate by changing the status to "color out". At that point you will also furnish us with original transparencies. Each will be accompanied by a thermal proof indicating size and orientation, as well as instructions for silhouetting, shadows and creation of composite images due to overlapping silhouettes. We will produce hi-res separation to the specifications that you direct. If you so direct, we will separate, process and archive to a higher dpi (not to exceed the industry standard) than was the practice in our previous agreement at no increase in price.


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J. Crew, Inc.                                             Page 6
                                                    August 14, 1997


      We will run a preflight check and take any appropriate corrective action to your Quark document. For each new transparency that you furnish, we will generate a lo-res file and place it into the appropriate Quark document, thereby replacing any temporary lo-res image that you had created for rough layout purposes.

      For color proofing purposes, we will create and RIP a temporary file in which, for new subjects only, the hi-res images are substituted, and submit to you a contract quality proof (Kodak Approval or equivalent) for your color comments using industry standard markup language. For pickup subjects, it is our recommendation that neither the hi-res nor the lo- res substitute be included in the color proof at this stage. If you so direct, we will retrieve the hi-res pickup from archive and incorporate it into the document. If that is the case it must be understood that the picked up image, if it is concurrently being worked for another edition, may not yet have been archived with OK'd color. Also, any additional color markup resulting from that circumstance, giving you an earlier opportunity to view the hi-res pickup on the color proof will be charged as a "color alteration to retrieved image" per the contract price schedule.

      PAGE CYCLE
      ----------

      When the document has been updated to J. Crew's satisfaction, you will so indicate by changing the status to "type out" and furnish us with a thermal proof that will serve as the OK for type and margins. We will color correct to the marked-up IMAL proof, run a preflight check and take any appropriate corrective action to the Quark document.

      For each composite image, we will supply a lo-res of the composite to be substituted for the original lo-res files in the document.

      For color proofing purposes, we will create and RIP a temporary file in which all hi-res images are substituted, and submit to you a contract quality proof for color OKs and two color photocopies of each color proof for your use. These copies will not be stamped as authorized proofs, nor will we do any proofreading at this stage. There will be a sign off on each proof which will indicate J. Crew's acceptance of this page.

      DATA CYCLE
      ----------

      When the document has been updated to J Crew's satisfaction, you will so indicate by changing the status to "spread proof revise" and furnish us with a thermal proof that will serve as the OK for type and margins. We will color correct to the marked-up page proof, run a preflight check and take any appropriate corrective action, including trapping fixes and the spreading of knockout type whenever needed.

      We will RIP the document file, substituting all the hi-res images, and produce a contract proof for press guidance. We will make a color photocopy of each color proof to serve as OK's for type and mechanical elements and margins.


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J. Crew, Inc.                                                Page 7
                                                    August 14, 1997


      Any additional proofing to that which is described above will be charged as an extra.

      Not withstanding the above, if J. Crew, the Lancaster Preliminary Center, and Spartanburg agree that it would be mutually beneficial to provide additional preliminary proofing to that which is described above, we will do so at no charge to J. Crew.

      ALTERATIONS
      -----------

      Any re-processing of a file that requires changes that include (but are not limited to) building composite images and recreating shadows due to position and size changes will be considered to be alterations and will be charge additional.

      'MAXIMUM CHARGE' AND PAGE DESIGN
      --------------------------------

      The "Maximum charge" four-color page price is included in this Agreement with the expectation that the average difficulty of a J. CREW page (as compared to the Fall/Winter 1996 and Spring/Summer 1997 catalog seasons) will not increase during the term of this agreement. If at any time the design for a particular event causes a significant increase in the number of pages that qualify for the "maximum charge" we will honor the price for that event but we reserve the right to request a review of future design plans to determine if the design for the event in question will be carried forward to future events. If a new, more complex design does become permanent, we mutually agree to re-negotiate the "maximum charge" price or to establish a limitation on how frequently this price may be utilized.

      SCHEDULE
      --------

      Our schedules have four flow cutoff dates. If these four flow cutoff dates are not maintained, we will do our best to maintain the schedule but upon prior notification to J. Crew, we reserve the right to limit the color proofing on some pages to one cycle if that is necessary to maintain your mailing date.

      Likewise, if we receive any pages more than four days after any of the four scheduled cutoff dates, upon prior notification to J. Crew, we reserve the right to modify proofout dates and to charge additional for overtime costs if those costs must be incurred in order to maintain the mailing date. Overtime for lateness will not be charged on the cover forms provided that presswork schedule adjustments can be made at the cover plant of manufacture.

      ARCHIVING
      ---------

      We will store both random images and final page files in separate archives.

      We will maintain a library of random images, which you will OK for color after viewing on an IMAL proof. We will, as a rule of thumb, archive an area up to one inch beyond


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J. Crew, Inc.                                                Page 8
                                                    August 14, 1997


      the cropping point set up in the document during the IMAL cycle. When one of these images is retrieved for a subsequent catalog, any color adjustment that is requested will be charged additionally as a "color alteration to retrieved image".

      If an archived image has not been retrieved for a period of thirteen months it will be deleted from the archive.

      We will store final page files for a minimum of three months, or as long after that as we believe is necessary for internal backup purposes. In the event that we are unable to reproduce a page which we were obligated to retain in storage, we will pay the cost of transporting duplicate material to us as well as the cost of reproducing the page including the cost of duplicating the transparencies and similar out-of-pocket costs. We will not be liable for the cost of creating the page such as re-shooting any photographs.

      TELECOMMUNICATIONS
      ------------------

      J. Crew and R.R. Donnelley agree to provide mutually satisfactory data transmission capability at all times. Specifically, each party agrees to provide and maintain the means by which the other may access required data without unreasonable delays in throughput. If at some time it is agreed that the transmission capability must be increased, both companies acknowledge that a corresponding increase must be made at each company's end of the network connection, and that each company will be responsible for any additional expense incurred thereby.

      ADS AND OTHER MISCELLANEOUS PROJECTS
      ------------------------------------

      We agree, subject to mutually agreeable scheduling, to perform separation work for J. Crew work other than the principal catalog events, and we will maintain the image archives in such a manner as to allow us to do so as economically as possible. We have included prices for this work to the extent that we are familiar with in but will quote additional prices as other projects develop.

      The prices in the "ad pages" section are based on continuing the traditional workflow. It is, however, more economical for us to operate within the new QPS-based workflow that prevails for the catalog work. If and when the ad work moves to the new workflow, the "ad pages", the catalog price schedule will apply in place of the "ad pages" price schedule.

      CANCELLATION
      ------------

      Both parties agree that it is the full intent of each that we shall continue to provide the majority of preliminary services for your catalogs. We shall be obligated and entitled to produce a minimum of 80% of your total catalog pages as described in this agreement for your 1998 Spring/Summer and Fall/Winter Catalog Program and a minimum of 67% of


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J. Crew, Inc.                                                Page 9
                                                    August 14, 1997


      you total catalog pages for your 1999 and 2000
      Spring/Summer and Fall/Winter Catalog programs and 2001
      Spring/Summer program.

      You will notify us in writing on or before July 1 of 1998, 1999 and 2000 with your forecast of preliminary pages to be produced by us for the following years Spring/Summer and Fall/Winter catalog program. This forecast will be at least 67% of your total catalog pages and can be as high as 100% of total pages for your 1999, 2000 and 2001 program. We shall within 30 days of receipt of your preliminary services forecast, develop manufacturing schedules which we shall present for your review and approval. Our obligation to produce work for your 1999, 2000 and 2001 programs will be based on the percentage indicated in your July 1 written notification. Any increases requested after July 1 of each year will be made on a best effort basis.

      Both parties agree to an ongoing review of our joint experience with the preliminary operation of your work and as a result of such review, either party may elect to have you (J. Crew) furnish all preliminary, film or digital data, for all remaining catalogs under this agreement. Notification by either party must be received in writing by either party 12 months prior to the first art in date of any season.

PRESSWORK

The body to be carefully made ready and printed by the gravure process in our standard four- color process inks. The cover is to be carefully made ready and printed by the web offset or gravure process in our standard four-color process inks. The run per M prices quoted in Exhibit A are based on the ink coverage demonstrated by your 1996 catalog program. There shall be no change in the charges for ink due to changes in coverage unless such change in either offset or gravure coverage persists over a year's experience and can be objectively and reasonably demonstrated to be different from the coverage used to determine pricing.

CUSTOMER FURNISHED PAPER

You shall furnish f.o.b. our plant of manufacture all paper required for the printing of your program in the weights, kinds and sizes set forth herein or as we shall otherwise mutually agree upon in accordance with a mutually agreeable delivery schedule and in sufficient time to meet the production schedule.

Paper shall be delivered to us in rolls with steel or fiber cores, unless otherwise mutually agreed upon, to the specifications listed on Exhibit C, properly wrapped and wound with pasters plainly flagged. Returnable cores shall remain your property and shall be returned by us in accordance with your directions at your expense (currently upon completed load of rail car). We shall reimburse you for the cost of any returnable cores received by us for the work and not returned by us to the mills from which such cores were shipped.


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J. Crew, Inc.                                               Page 10
                                                    August 14, 1997


All paper furnished by you shall be of good printing quality and shall conform to a standard of mechanical quality, as agreed to by you, us and the paper supplier, suitable for efficient performance of the work. If at your request we use paper not acceptable to us and our cost is increased due to the use of such paper, we shall notify you, and follow up with written documentation, and we shall make an additional charge to fairly compensate us for such increased costs.

Paper not conforming to specifications, concealed damage and defective paper shall be rejected by us, reported promptly to you, and held for your instructions as to the disposition thereof. Should you require us to use defective paper or paper not conforming to specifications and should we incur additional costs as a result of the use of such paper, we shall charge you an amount fairly reflecting such additional costs directly caused by use of such paper including, without limitation, overconsumption of paper. Without limiting the foregoing, it is agreed that paper causing significant press slowdowns, or causing more than a ratio of three (3) proven paper caused web breaks per one-hundred (100) rolls of each type of paper and basis weight furnished by you within a series identified as a month's production of the mill shall not be considered of suitable mechanical quality and that to the extent the paper falls below this standard we shall be entitled to make an additional charge as aforesaid. Such charge will include additional paper requirements and press down time as described in Exhibit A.

Should you furnish or request we use paper which is designed for use in another printing process than that set forth in this Agreement, we will make every reasonable effort to utilize such paper, it being understood that any additional costs directly resulting from the use of such paper in producing an acceptable product will be your responsibility, including, without limitation, overconsumption of paper.

We shall further submit to you written reports regarding any defective paper or paper received in a damaged condition as soon as reasonable practicable after the damage shall have been discovered. In the case of any paper received in a damaged condition, we shall prepare affidavits describing such damage for you. We shall give you all such assistance as you may reasonably request to assist you in recovering for such damage or defect.

If upon termination of this Agreement we have any of your unused paper on hand, it is understood and agreed that you will accept billing for all charges reasonably incurred by us, involved for disposition of such paper, in accordance with your instructions, including handling and storage charges as set forth in Exhibit A.

We will make a seasonal accounting and reconciliation, and a per issue report of all paper furnished by you under this contract upon completion of each season. Such accounting will show the paper received, paper consumed and paper requirements based on the contract allowances specified herein, as adjusted for light and/or heavy paper, wrapper, header, fiber cores, and damaged (claimed or concealed) or other defective paper.


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J. Crew, Inc.                                               Page 11
                                                    August 14, 1997


Should the total paper consumption in any accounting period, as defined above, exceed the contract allowances specified herein, adjusted as described above, we will pay for such excess at the average cost of each kind of paper for such accounting period. Should the total paper consumption during any such period be less than the paper requirements adjusted as described above, you shall pay us an a mount equal to one-half the cost of said paper so saved. In determining the amount of such payment, the value of underconsumption, if any, on one kind of paper will be credited against overconsumption, if any, on other kinds of paper used in the same accounting period (except the cover paper and body paper will be handled separately). The average cost of the body paper shall be calculated based on a 12 month average of 40# Publication Coated Grade #5 paper, or the applicable paper if different as indicated in the "Price Watch" report in Miller Freeman Publication, Inc.'s Pulp and Paper Weekly Magazine.

Any paper saved due to underconsumption, and damaged or other unusable paper, will remain your property. We will charge for storage on all such paper, in excess of the storage allowances described below, until used or disposed of, and will make an additional charge to fairly compensate us for disposition of such paper if not used.

All manufacturing waste, or other waste will become our property.

We will store your body paper requirements for each event up to thirty (30) days prior to the "to press date" at no additional charge. Should you exceed these limits, we will charge you for paper storage at the rate set forth in Exhibit A, or at the prevailing rates at another location including applicable handling and freight, for the amount of paper which exceeds the limits.

We will store your cover paper requirements for each event up to twenty one (21) days prior to the "to press date" at no additional charge. Should you exceed these limits, we will charge you for paper storage at the rate set forth in Exhibit A, or at the prevailing rates at another location including applicable handling and freight, for the amount of paper which exceeds the limits.

If R.R. Donnelley recognizes that storage outside the division will be required, R.R. Donnelley will use best efforts to notify
J. Crew in a timely manner to avoid double handling and additional freight.

BINDING

We will gather press delivered signatures, along with your furnished inserts, saddlewire stitch and trim flush three sides for delivery upon completion f.o.b. our plant of manufacture.

You are to furnish inserts f.o.b. our plant of manufacture in accordance with the production schedule and to our specifications ready for binding. We require an additional allowance for binding and we shall submit such waste percentage (which shall be consistent with the representative chart below) sufficiently in advance of the binding date.

Should you furnish us and require us to use furnished inserts which do not conform to our specifications as set forth in Exhibit C, we will make every reasonable effort to utilize such

J. Crew, Inc.                                               Page 12
                                                    August 14, 1997


inserts. Should we incur additional costs as a result of the use of such inserts, we will charge you an amount fairly reflecting such additional costs.

On Line Selectronically(R)
25,000 or Less:          Double the Quantity
25,001 to 50,000         25% Extra
50,001 to 100,000        15% Extra
100,001 to 250,000       10% Extra
Over 250,000             3.5% Extra



Non Selectronic(R)
20,000 or Less:          20% or at least 1,000 extra
20,001 to 50,000         10% Extra
50,001 to 100,000        5% Extra
Over 100,000             3.5% Extra



DISPOSITION

We will address your catalog (and order blank) using our SELECTRONIC(R) addressing service (with one address up to 8 lines) to our specifications which we will submit, bag copies and mail.

You are to furnish ink-jet formatted magnetic tapes that are compatible with our equipment, in PASS sequence and in accordance with specifications we will furnish. We will process the tape to do 3-tier sortation and to add the necessary ink-jet codes, make sack tags, generate instructions to the bindery and print a summary for postal charges at the rates set forth in Exhibit A. Any reformatting, coding, combining of lists or other required work necessary for our use of your furnished tapes, will be charged additional after your agreement has been obtained for such work. Any double stroking (two hits of ink) to create bold face type will be additional.

Our price is based on mailing from lists of 150,000 names or more. Additional charges will be applied for lists of less than these minimums.

Any requested bar-coding of mail catalogs to obtain postal discounts will be charged additional at our prices set forth in Exhibit A.

The mailing prices set forth herein are based upon postal regulations and procedures in effect as of the date hereof which require mandatory Zip-code sortation. If postal regulations or procedures change so as to affect our cost for mailing the catalogs, the prices herein shall be revised to fairly reflect any increase or decrease in such costs.

Nothing contained herein shall require us to do anything in violation of United States Postal laws, regulations or procedures.

J. Crew, Inc.                                               Page 13
                                                    August 14, 1997


Any other required labels shall be furnished by you to our specifications.

Any requested shipping of mail catalogs to various postal facilities to obtain postal discounts will be charged additional at our prices set forth in Exhibit A. These prices will include, but not be limited to, freight and administration charges.

In the event we move production of any J. Crew work from our Spartanburg Manufacturing Division, we will pay the additional costs of distributing your product, caused by such move, if any, net of freight savings caused by the change in manufacturing location.

All copies are for delivery upon completion f.o.b. our plant of manufacture.

PRICES

You shall pay us for the work at the applicable prices set forth in Exhibit A, which is attached hereto and made a part hereof.

FREIGHT

Unless you request otherwise, we will arrange for shipment of your finished materials from our plant of manufacture. In such event, you shall pay all distribution charges, and we shall be entitled to retain any brokerage commissions or other service charges earned by us or our wholly-owned subsidiaries.

DISCONTINUANCE OF PUBLICATION

Should you decide to discontinue the publication of Catalog program in any medium without publishing a successor, whether titled the same or not, you shall use your best efforts to give us 90 days advance written notice of such decision. Without limiting the foregoing, you shall be obligated to pay for work done or in process. In addition, you shall reimburse us for costs which we cannot avoid through reasonable effort, which we will document to your satisfaction. No equipment holding time will be charged if you give us 90 days notice of discontinuance.

CHANGE IN MEDIUM

In the event that you replace the medium used for your products, we shall have the first right of negotiation to produce the work for you in the new medium during the remaining term of this Agreement provided that our prices are competitive with the market for the new medium at the time you make such change.

SALE OF CATALOG

We recognize that you may want to sell the catalog under circumstances and on a time schedule which cannot be predicted and we will use our best efforts to help you with such a sale. If circumstances permit you to inform us of the identity of your prospective purchaser as soon as

J. Crew, Inc.                                               Page 14
                                                    August 14, 1997


practicable before you agree to sell the catalog, we will keep such information strictly confidential and will conduct our investigation on such purchaser as quickly and confidentially as possible to determine whether we wish to print for such prospective purchaser. We will not unreasonably withhold our consent. If circumstances do not permit you to inform us of the identity of your prospective purchaser before you agree to sell the catalog, you agree to bring this paragraph to the attention of the purchaser and to require the purchaser to assume your obligations under this agreement if we wish to print for your purchaser. We will conduct our investigation of the purchaser as quickly as possible to inform you whether we wish to print for such purchaser and we will not withhold our consent unreasonably.

If any issue of the catalog needs to be produced between the effective date of such sale and the time we notify you whether we will print for your customer, the parties agree to use their best efforts to resolve any credit or content issued which arise during such interim period. In the event we are unwilling to print for such purchaser for financial reasons, the parties agree to use their best efforts to find another supplier or to come to interim terms for us to continue to produce the catalog with financial assurances from you until another supplier can assume production. You recognize that we consider both reputation and credit standing in choosing our customers.

OWNERSHIP OF FILM, COPY, PLATES, CYLINDERS, ETC.

Copy and any film furnished by you and electronic data files derived therefrom will be used solely for your work and will remain your property. Film, prints, plates and cylinders that we make will be used solely for your work but will remain our property. We will only use your text and images for your work.

Upon termination of this agreement you may choose to assume possession of those files which we have in storage. In that event, you will provide us with equivalent replacements for the optical disks (or other storage medium, or a mutually agreed upon dollar equivalent) on which the data is stored.

SPECIFICATIONS AND PRODUCTION SCHEDULE

All work to be performed hereunder shall be in accordance with the specifications set forth herein, and completed in accordance with a production schedule which shall be submitted for your approval.

If at any time you desire to make changes in the specifications (including pages and count) set forth herein or in the production schedule, we will cooperate with you in putting such changes into effect within a reasonable period of time, provided such changes do not have a materially adverse effect on our operations.

In the event any such change results in an increase or decrease in the cost of performing the work, the prices for the work shall be adjusted to fairly reflect such increase or decrease which

J. Crew, Inc.                                               Page 15
                                                    August 14, 1997


we will present for your approval, not to be unreasonably withheld. In addition, should such change result in our inability to use any materials on hand or ordered for you in the production of your work, you will pay us reasonable costs associated with such materials and their disposition.

PASSING OF TITLE

Title shall pass to you on the date of shipping of completed production. Possession shall pass to you upon delivery f.o.b. our plant of final manufacture.

LIEN ON PROPERTY

In the event that any sums due to us by you became past due during the term of this agreement, we will have the right, if necessary, to retain possession of and will have a lien on all property owed by you and in our possession, except for your customer mailing lists, and all work in process and undelivered work. In the event we wish to assert our lien on your property in our possession and you dispute whether, the sum is due, an officer of our company shall meet in person with an officer of your company who shall use their best efforts to resolve the dispute within 15 days. If the dispute continues after such meeting, you may provide us with alternative security of equal value and we will release our lien on the original property we had in our possession.

WORK STOPPAGES

Neither party shall be liable for delays or non-performance of this Agreement occasioned by strikes, fires, accidents or by causes beyond their control including, but not limited to the unavailability of materials, utilities or fuel, however, you shall retain your obligation to make payments in a timely manner. In the event of material shortages, we shall use our reasonable best efforts to assist you to find workable alternatives and substitute materials. In the event you place all or any part of the work elsewhere pursuant to this paragraph, you will not make commitments for a period longer than reasonably necessary to allow you to purchase the production of catalogs at prices equal to or less than those set forth herein and will return such work to us as promptly as practicable.

RESPONSIBILITY FOR SUBJECT MATTER

In furnishing us matter to reproduce or to have incorporated in the completed product, you represent and warrant that none of such matter (either as furnished to us by you or as altered by us at your direction) infringes any copyright, is libelous, or otherwise violates the rights of or will cause damage or injury to other persons, and you agree to indemnify and save us harmless from all losses, damages and expenses, including reasonable attorneys' fees, which we may suffer as the result of any claim of such violation, damage or injury.

J. Crew, Inc.                                               Page 16
                                                    August 14, 1997


QUALITY, GUARANTEE AND LIMITATION OF LIABILITY

We will perform the work in a good and workmanlike manner and in accordance with the specifications and production schedule. The quality of work produced under the terms of this Agreement shall be generally equal to or better than the average work produced for comparable work under previous agreements we have had to produce your catalog consistent with the paper, film, art work or other materials used in the production of the work. In the event the work is defective or delayed due to our fault (including negligence), we shall be liable for direct damages but we shall not be liable for special or consequential damages, including, but not limited to, lost profits or business as defined in the Uniform Commercial Code engaged in the State of New York and without regard to whether the work performed under this Agreement would be a sale of goods or a sale of serviced under New York law. We will use our best efforts to mitigate your damages including reprinting or repairing any defective work as promptly as practicable. Further, we shall not be liable for any damages, whether direct, indirect, special or consequential, associated with our shipment of any of your work on contract or common carriers. Notwithstanding the preceding sentence, we will require all contract or common carriers engaged by us to transport your work to carry one hundred thousand dollars ($100,000.00) of cargo insurance and will cooperate with you in filing claims if your property is damaged in transit.

MATERIALS AND PURCHASED SERVICES

Unless otherwise provided, we will supply the materials (ink, binding materials, etc.) or purchased services specified herein or their equivalents. It is understood and agreed that should we be unable to obtain such materials or services or their equivalents in necessary quantities, the parties shall select mutually agreeable substitute materials or services which we shall present for your approval, not to be unreasonably withheld. Should the use of such substitute materials or services increase or decrease the cost of performing the work, the prices will be adjusted to fairly reflect any such increase or decrease in cost. The unavailability of materials or services will not be considered a breach of this Agreement as long as we have used our best efforts to obtain and use materials, consistent with our obligations to other customers. Should any volume or trade discounts be earned on materials or services, they will be retained by us. All scrap and by-products will become our property.

STORAGE

We will store final reproduction medium (film or electronic data files) made by us and used in the production of your work for one year, after which film will be destroyed and data files erased unless otherwise agreed to and at prices to be separately quoted.

Plates and cylinders will not be held after completion of printing of the next catalog unless confirmed by letter form us. Storage of cylinders beyond that date is not included in the base prices and will be charged additional as incurred at the then current price quoted in Exhibit A. The storage will be incurred at the start of in-home span of the following event. For example,

J. Crew, Inc.                                               Page 17
                                                    August 14, 1997


Spring Edition 1 cylinders will be stored at no charge until the first in-home date of the Spring Edition 2.

Unless otherwise specified, the prices in this Agreement contain no storage of paper, other materials, work in process or finished goods beyond the production schedule span. If you delay completion of the work or postpone delivery of finished goods beyond the date specified in the production schedule, or if your furnished materials arrive prior to the dates specified in the production schedule, storage will be charged at the rates set forth in Exhibit A for each month up to twelve months the finished goods, work in process or furnished materials remain in our possession.

Such rate will be doubled for each month after the first twelve months of storage. If, following the eighteenth month of storage we receive no direction from you as to the disposition of the stored items, such items will be destroyed. No storage charges will be made for delays which are largely caused by us.

PRICE ADJUSTMENTS FOR CHANGES IN EMPLOYEE COMPENSATION, COSTS
OF MATERIALS, UTILITIES, FUEL AND TAXES

The prices stated in this Agreement are based upon the cost of direct materials and any purchased services as of June 1, 1997 and labor, utilities, fuel and indirect materials as of the date hereof. If before completion of the work hereunder the cost of performance is increased or decreased as the result of changes in the rates of employee compensation, cost of employee benefits, payroll taxes, or other working conditions or terms of employment, or as the result of changes in the cost of materials. purchased services, utilities or fuel (except electricity, which will not be adjusted), the prices stated herein shall be increased or decreased in proportion to such increase or decrease in cost of performance. If any changes become effective after part of the work hereunder has been done or part of the material, utilities or fuel or services has been purchased, such adjustment of prices shall apply only to the work done or purchases made after such change. If we are required to pay any new or increased excise, privilege, processing, gross receipts, or similar tax not now imposed on account of any act required for the performance of this Agreement, or if we are required to pay any new payroll tax or similar charge, the cost of such new or increased tax shall be added as an extra charge.

If any changes in the non-labor components of our prices
(excluding ink) result in an increase or decrease in our prices, such increase or decrease will not be effective until the start of the next Fall/Winter or Spring/Summer Season.

The prices herein shall be adjusted on the basis of changes in labor, indirect materials, fuel and utility costs occurring at our Lancaster Service Center for preliminary work. Lancaster West Manufacturing Division for the body presswork and Spartanburg Manufacturing Division for the body presswork, binding and all remaining prices, regardless of where the work is actually performed. and if such adjustment shall occur at the above divisions at a time other than the

J. Crew, Inc.                                               Page 18
                                                    August 14, 1997


regularly scheduled adjustment for that decision(s), we shall not apply that percentage increase until the next regularly scheduled adjustment for the corresponding division(s).

Notwithstanding the foregoing, the increases in manufacturing prices for both preliminary and printing will not exceed in the Consumer Price Index (1982-4 = 100), all Urban Wage Earners and Clerical Workers, U.S. City Average, published by the Bureau of Labor Statistics, U.S. Department of Labor for the same period. If the Consumer Price Index is revised or discontinued, this calculation will be made using the Successor Price Index designated by the Bureau of Labor and Statistics.

      SALES AND USE TAXES

      Any sales, retailer's occupation, service occupation, value added, or use tax imposed on account of this transaction will he added as an extra charge.

OVERTIME

If overtime is required to meet your delivery or quantity requirements, we will use our best efforts to make any necessary overtime available and will charge for such overtime at our then current rates. If overtime is worked due to our internal scheduling problems or other problems within our control arising after a production schedule is agreed upon, and not caused by your failure to comply with the production schedule, overtime charges will not be made. No chargeable overtime will be worked without your prior approval, and in the absence of such approval, delivery of the work will be made as promptly as practicable consistent with our then available capacity.

POSTAGE

The cost of postage and permits will be paid by you and you shall be responsible, if necessary, for establishing an account at the U.S. Post Office with sufficient funds to cover mailing.

ASSIGNMENT

Neither party to this Agreement shall assign any right or rights hereunder without the prior written consent of the other party, except that we may assign payments due us to our wholly-owned subsidiaries without consent. You may assign this Agreement to any wholly owned subsidiary of J. Crew Group, Inc. as long as we receive a guarantee from J. Crew Group, Inc. Subject to this consent, this Agreement shall inure to the benefit of and shall bind the successors and assigns of the parties hereto.

BANKRUPTCY

If either party shall be adjudicated a bankrupt, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of its creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay its debts as

J. Crew, Inc.                                               Page 19
                                                    August 14, 1997


they become due, the other party may terminate this Agreement by written notice. Any such termination shall not relieve either party from any accrued obligations hereunder.

EDITING OF COPY

The price quoted does not, unless otherwise stated, include the editing of copy.

INSURANCE

We will carry at our expense fire, sprinkler leakage and extended coverage insurance, subject to the usual exclusions, limitations and conditions of such policies, on the actual cash value of all our materials, work in process, and all production completed and not shipped, and on the actual cash value of all positives, copy, artwork, paper and other materials furnished by you, while in our care, custody and control. Such insurance shall cover loss of, damage to or destruction of such property caused by the perils of fire, lighting, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief and sprinkler leakage, subject to the usual exclusions of fire and extended coverage policies. If your property is damaged as a result of an insured peril under the applicable insurance policy, then, at our option, we will either replace your damaged property or reimburse you for the actual cash value of the damaged property. If we elect to reimburse you for the damaged property's actual cash value, the amount payable to you shall be limited to the proceeds of such policy plus any related deductible, if any, applied to the claim for damage to your property. For positives and other media our insurance coverage and other liability shall be limited to the cost of blank film or other media and the cost of duplication from an original or other copy.

We will advise you of any material changes in our insurance coverage. We will provide you a certificate of insurance in force.

If the damaged property is catalogs, they will be replaced by similar catalogs.

GOVERNING LAW

This Agreement shall be governed by the laws of the State of New
York.

OVERRUNS AND UNDERRUNS

Variations in quantity of zero percent (0%) more or less than quantities ordered will constitute acceptable delivery, and the price will be adjusted at the over/under delivery per thousand copy price. If the work involves more than one version, the over/under percent for each version shall depend upon ordered quantity of that version, as separately quoted.

TERMS OF PAYMENT

Net cash sixty-five (65) days from the date of invoice. An invoice for all materials, preliminary, presswork and initial binding charges will be issued on completion of the first binding lot.

J. Crew, Inc.                                               Page 20
                                                    August 14, 1997

Charges for any subsequent binding lots will be invoiced upon completion. All payments must be received at our lock box no later than the sixty-fifth (65th) day from date of invoice. We will charge interest at the rate of 1-1/2% per month on any unpaid invoices after sixty-five (65) days. Our obligation to perform work hereunder is subject to the validity and continued effectiveness of guaranty of Popular Services, now known as J. Crew Group, Inc. dated December 5, 1988.

INTEREST AND COLLECTION COSTS

Our obligation to perform work hereunder is subject to prompt payment of all invoices pursuant to the terms of this and other agreements we may have with you. Should any invoice issued hereunder become past due, you agree to pay interest at the rate equal to the prime rate announced by Citibank for three month loans to its most credit-worthy customers (the "Prime Rate") plus three percent (3%) per year, or the lawful limit if less, on all amounts past due. Progress billing of interest due or failure to bill for interest due shall not constitute a waiver of our right to charge interest on all amounts past due to the date payment is received.

If you fail to pay our invoice in accord with these terms, you agree to pay all costs of collection, including but not limited to, reasonable attorneys' fees (if the full amount of the invoice is ultimately determined or admitted to be due or a pro rated amount of such costs of collection if less than the full amount is ultimately determined to be due by you to us).

Should any portion of any invoice become disputed, you agree to pay the undisputed portion according to its terms and you will notify us promptly of the dispute. Both parties agree to use their best efforts to resolve the disputed portion of such invoice within thirty (30) days of learning of the dispute. Interest shall accrue on disputed amounts at a rate equal to the "Prime Rate" described above if such amounts are ultimately determined or admitted to be due.

CREDIT REVIEW

If you delay completion of manufacture beyond the period contemplated by the production schedule or if partial payment is made prior to the completion of the entire quantity, interim billing may be made. The above provisions may be reviewed by us and should there be a substantial adverse change in your credit standing or in the event that you do not comply with the terms of these provisions, we will have the right to change the terms of payment. and our obligation to perform further work will be subject to reaching mutual agreement on revised terms.

WAIVER

No waiver by either party hereto of any default by the other in the strict and literal performance of or compliance with any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release such other party from, strict compliance with any provision, condition or requirement in the future; nor shall any delay or omission of either party to exercise any right of termination or the right hereunder in any manner impair the exercise of any such

J. Crew, Inc.                                               Page 21
                                                    August 14, 1997

right accruing to it thereafter. Except when otherwise expressly stated, no remedy expressly granted herein to either party in the event of a default by the other shall be deemed to exclude any other remedy which would otherwise be available.

NO JOINT VENTURE

Nothing herein contained shall in any way constitute a partnership between, or joint venture by, the parties hereto or be construed to evidence the intention of the parties to constitute such. Neither of the parties shall hold itself out contrary to the terms of this paragraph by advertising or otherwise, and neither party shall be or become liable or hound by any representation, act or omission whatsoever of the other party contrary to the provisions of this paragraph.

EXHIBITS

This Agreement includes the following Exhibits which are attached hereto and made a part hereof:

           EXHIBIT A - PRICE SCHEDULE

           EXHIBIT B - PAPER SPECIFICATIONS

           EXHIBIT C - OUTSIDE SUPPLIED PARTS REQUIREMENTS

IN WITNESS WHEREOF, the parties have caused their authorized officers to sign this agreement as of the date written above. If this Agreement is signed by both parties on or before August 18, 1997, it shall take effect with all work produced as of the 1997 Fall/Winter Edition 1 Catalog.

                                  RR DONNELLEY & SONS COMPANY


                                  By:_________________________________________
                                            Joe Lawyer
                                     Merchandise Media business Unit President


J. CREW Inc.


By:_____________________________
    Authorized Officer


Date:_____________________, 1997

J. Crew, Inc.                                                Page 1
Exhibit A - Price Schedule                                  8/14/97


PART I - PRESSWORK PRICING
--------------------------

Presswork Prices (Presswork, Binding, Disposition and Ink). These prices include 1 (one) base version. No storage (other than set forth in the clauses entitled "Customer Furnished Paper"
"Storage") is included. Interplant freight to ship covers from Lancaster to Spartanburg is included in our prices.

A.     8-1/4" x 10-3/4" OFFSET COVER OPTIONS           Makeready   Run/M
       -------------------------------------
       4-page offset cover.....................       $ 2,067.00   $ 5.13
       8-page offset cover ....................         2,067.00     9.60

B.     8-1/4" x 10-3/4" GRAVURE BODY OPTIONS
       45-page gravure body....................     $ 13,800.00   $ 57.70
       56-page gravure body....................       23,795.00     66.75
       64-page gravure body....................       23,795.00     70.79
       72-page gravure body....................       13,800.00     85.34
       80-page gravure body....................       27,600.00     83.88
       84-page gravure body....................       13,800.00     90.65
       88-page gravure body....................       23,795.00     93.42
       92-page gravure body....................       33,790.00     95.20
       96-page gravure body....................       13,800.00     93.97
       100-page gravure body...................       33,790.00    103.24
       104-page gravure body...................       23,795.00    103.01
       108-page gravure body...................       23,795.00    103.78
       112-page gravure body...................       23,795.00    107.06
       116-page gravure body...................       23,795.00    111.83
       120-page gravure body...................       23,795.00    113.60
       124-page gravure body...................       33,790.00    116.87
       128-page gravure body...................       27,600.00    120.14
       132-page gravure body...................       33,790.00    123.42
       136-page gravure body...................       23,795.00    129.69
       140-page gravure body...................       33,790.00    131.46
       144-page gravure body...................       27,600.00    130.23
       148-page gravure body...................       33,790.00    139.50
       152-page gravure body...................       37,595.00    139.25
       156-page gravure body...................       37,595.00    140.05
       160-page gravure body...................       37,595.00    143.32
       164-page gravure body...................       37,595.00    148.09
       168-page gravure body...................       37,595.00    149.86
       172-page gravure body...................       47,590.00    153.74
       176-page gravure body...................       41,400.00    156.41
       180-page gravure body...................       47,590.00    162.78
       184-page gravure body...................       37,595.00    168.45

J. Crew, Inc.                                                Page 2
Exhibit A - Price Schedule                                  8/14/97


       PART 1- Presswork Pricing (continued)
       -------------------------


B.     8-1/4" x 10-3/4" GRAVURE BODY OPTIONS (continued)
       -------------------------------------
       188-page gravure body...................       47,590.00    170.82
       192-page gravure body...................       27,600.00    169.60
       196-page gravure body...................       47,590.00    178.87
       200-page gravure body...................       37,595.00    178.64
       204-page gravure body...................       37,595.00    181.41
       208-page gravure body...................       37,595.00    184.68
       212-page gravure body...................       37,595.00    189.46
       216-page gravure body...................       37,595.00    191.23
       220-page gravure body...................       47,590.00    194.60
       224-page gravure body...................       41,400.00    198.77
       228-page gravure body...................       47,590.00    202.14
       232-page gravure body...................       37,595.00    208.32
       236-page gravure body...................       47,590.00    210.19
       240-page gravure body...................       41,400.00    208.86
       Paper Handling (all formats) per cwt....            -         -

Excess Paper Storage (all formats):

       First applicable month or fraction thereof
       per cwt................................             -         0.40
       Each additional month or fraction thereof
       per cwt................................             -         0.13
       Press down time, per hour, (all formats)            -          547

C.     FURNISHED PAPER REQUIREMENTS: 8-1/4" x 10-3/4"
       ----------------------------------------------

       Cover Options                                   Makeready    Run Lbs.
       -------------                                      Lbs.      per 1,000
       25 x 38-60#                                     ---------    ---------

       4-page offset cover.....................        1,190        27.17
       8-page offset cover.....................        1,190        54.34

Cover Versioning (Based on 4 or 8 page cover)
       Black plate change, one side of web               560
       Black plate change, both sides of web             642
       Four-color change, one side of web                824
       Four-color change, both sides of web            1,190

J. Crew, Inc.                                                Page 3
Exhibit A - Price Schedule                                  8/14/97


       Cover Options
       -------------
       25 x 38-70#

       4-page offset cover.....................        1,388           31.69
       8-page offset cover.....................        1,388           63.39

Cover Versioning (Based on 4 or 8 page cover)

       Black plate change, one side of web              653
       Black plate change, both sides of web            750
       Four-color change, one side of web               961
       Four-color change, both sides of web           1,388

       Body Options                                 Makeready        Run Lbs.
       ------------                                    Lbs.         per 1,000
       25 x 38 - 38#                                -------------------------

       48-page gravure body....................       10,201          194.91
       56-page gravure body....................       15,301          228.31
       64-page gravure body....................       15,301          259.88
       72-page gravure body....................        7,650          292.37
       80-page gravure body....................       20,402          324.85
       84-page gravure body....................        8,926          341.09
       88-page gravure body....................       14,451          357.34
       92-page gravure body....................       19,552          373.58
       96-page gravure body....................       10,201          359.82
       100-page gravure body...................       19,552          406.07
       104-page gravure body...................       15,301          423.22
       108-page gravure body...................       15,301          438.55
       112-page gravure body...................       15,301          454.79
       116-page gravure body...................       14,451          471.04
       120-page gravure body...................       15,301          487.28
       124-page gravure body...................       20,402          503.52
       128-page gravure body...................       20,402          519.76
       132-page gravure body...................       20,402          536.01
       136-page gravure body...................       14,451          552.25
       140-page gravure body...................       19,552          568.49
       144-page gravure body...................       20,402          584.73
       148-page gravure body...................       19,552          600.98
       152-page gravure body...................       25,502          618.13
       156-page gravure body...................       25,502          633.46
       160-page gravure body...................       25,502          649.70
       164-page gravure body...................       24,652          665.95

J. Crew, Inc.                                                Page 4
Exhibit A - Price Schedule                                  8/14/97


C.     FURNISHED PAPER REQUIREMENTS:
       8-1/4" x 10-314" (Continued)

       168-page gravure body...................       17,852          682.19
       172-page gravure body...................       30,603          698.43
       176-page gravure body...................       30,603          714.67
       180-page gravure body...................       30,603          730.92
       184-page gravure body...................       24,652          747.16
       188-page gravure body...................       29,753          763.40
       192-page gravure body...................       20,402          779.64
       196-page gravure body...................       29,753          795.89
       200-page gravure body...................       25,502          813.04
       204-page gravure body...................       25,502          828.37
       208-page gravure body...................       25,502          844.62
       212-page gravure body...................       24,652          860.86
       216-page gravure body...................       25,502          877.10
       220-page gravure body...................       30,603          893.34
       224-page gravure body...................       30,603          909.59
       228-page gravure body...................       30,603          925.83
       232-page gravure body...................       24,652          942.07
       236-page gravure body...................       29,753          958.31
       240-page gravure body...................       30,603          974.56

       Gravure Body Versions (Per press form):
         Narrow Web
             One-color cylinder change,
             one side of web...................          547
             One-color cylinder change,
             both sides of web.................          911
             Four-color cylinder change,
             one side of web...................        1,640
             Four-color cylinder change,
             both sides of web.................        5,100

       Gravure Body Versions (Per press form):
         Wide Web
             One-color cylinder change,
             one side of web...................        1,094
             One-color cylinder change,
             both sides of web.................        1,822
             Four-color cylinder change,
             one side of web...................        3,280
             Four-color cylinder change,
             both sides of web.................       10,200

      D.     7-5/8" x 10" OFFSET COVER OPTIONS     Makeready    Run/M
             ---------------------------------

             4-page offset cover...............   $ 2,067.00        $ 5.13
             8-page offset cover...............     2,067.00          9.60

      E.     7-5/8" x 10" GRAVURE BODY OPTIONS
             ---------------------------------

             48-page gravure body..............   $13,800.00    $    56.15

J. Crew, Inc.                                                Page 5
Exhibit A - Price Schedule                                  8/14/97


             52-page gravure body..............    19,990.00         65.63
             56-page gravure body..............    19,990.00         68.61
             60-page gravure body..............    23,795.00         65.59
             64-page gravure body..............    23,795.00         68.57
             68-page gravure body..............    23,795.00         73.05
             72-page gravure body..............    23,795.00         74.53
             76-page gravure body..............    33,790.00         78.01
             80-page gravure body..............    27,600.00         80.49
             84-page gravure body..............    33,790.00         83.97
             88-page gravure body..............    23,795.00         89.45
             92-page gravure body..............    33,790.00         91.43
             96-page gravure body..............    13,800.00         89.41

      F.     FURNISHED PAPER REQUIREMENTS: 7-5/8" x 10"
             ------------------------------------------

       Cover Options                                Makeready    Run Lbs.
       -------------                                Lbs. :       per 1,000
       25 x 38-60#                                  ----------------------

       4-page offset cover.....................     1,190            25.43
       8-page offset cover.....................     1,190            50.86
       Cover Versioning (Based on 4 or
       8 page cover)
             Black plate change, one side of web      560
             Black plate change, both sides of web    642
             Four-color change, one side of web       824
             Four-color change, both sides of web   1,190

       Cover Options
       -------------

             25 x 38-70#
             4-page offset cover...............     1,388            29.67
             8-page offset cover...............     1,388            59.34
             Cover Versioning
             (Based on 4 or 8 page cover)
                Black plate change,
                one side of web                       653
             Black plate change,
             both sides of web                        750
             Four-color change,
             one side of web                          961
             Four-color change,
             both sides of web                      1,388

J. Crew, Inc.                                                Page 6
Exhibit A - Price Schedule                                  8/14/97

       Body Options                                   Makeready    Run Lbs.
       ------------                                   Lbs.         per 1,000
       25 x 38 - 38#                                 ------------------------


       48-page gravure body....................        5,033         173.73
       52-page gravure body....................        9,227         188.20
       56-page gravure body....................        9,227         202.68
       60-page gravure body....................       10,066         217.16
       64-page gravure body....................       10,066         231.63
       68-page gravure body....................        9,227         246.11
       72-page gravure body....................       10,066         260.59
       76-page gravure body....................       15,099         275.06
       80-page gravure body....................        8,389         289.54
       84-page gravure body....................       15,099         304.02
       88-page gravure body....................        9,227         318.50
       92-page gravure body....................       14,261         332.97
       96-page gravure body....................       10,066         347.45

G.     9-1/8" x 11-3/8" GRAVURE COVER OPTIONS         Makeready    Run/M
       --------------------------------------

       4-page gravure cover....................       $ 9,995.00   $    8.50

H.     9-1/8" x 11-3/8" GRAVURE BODY OPTIONS
       -------------------------------------

       48-page gravure body....................      $ 9,995.00    $   65.84
       52-page gravure body....................       19,990.00        72.54
       56-page gravure body....................       19,990.00        75.74
       60-page gravure body....................       19,990.00        78.44
       64-page gravure body....................       19,990.00        80.64
       68-page gravure body....................       19,990.00        85.84
       72-page gravure body....................       19,990.00        88.04
       76-page gravure body....................       29,985.00        91.74

       80-page gravure body....................       19,990.00       101.44

       84-page gravure body....................       29,985.00        99.14
       88-page gravure body....................       19,990.00       105.84
       92-page gravure body....................       29,985.00       108.04
       96-page gravure body....................       19,990.00       110.24

I.     FURNISHED PAPER REQUIREMENTS:  9-1/8"x 11-3/8"
       ----------------------------------------------

       Cover Options                                  Makeready    Run Lbs.
       -------------                                  Lbs.         per 1,000
       25 x 38-60#                                    ----------------------

       4-page gravure cover....................        3,125           31.70

J. Crew, Inc.                                                Page 7
Exhibit A - Price Schedule                                  8/14/97

       Body Options                                   Makeready    Run Lbs.
       ------------                                     Lbs.       per 1,000
       25 x 38- 38#                                   ----------------------

       48-page gravure body....................        5,937          226.88
       52-page gravure body....................       10,885          245.79
       56-page gravure body....................       11,874          265.05
       60-page gravure body....................       11,874          283.60
       64-page gravure body....................       11,874          302.51
       68-page gravure body....................       10,885          321.42
       72-page gravure body....................       11,874          340.32
       76-page gravure body....................       17,811          359.23
       80-page gravure body....................        9,895          378.14
       84-page gravure body....................       17,811          397.04
       88-page gravure body....................       10,885          415.95
       92-page gravure body....................       16,822          434.86
       96-page gravure body....................       11,874          453.77

J.     8-1/4" x 8-1/4" OFFSET COVER OPTIONS           Makeready    Run/M
       ------------------------------------

       4-page offset cover.....................      $ 2,067.00       $ 9.39

       8-page offset cover.....................        2,067.00        12.78

K.     8-1/4" x 8-1/4" GRAVURE BODY OPTIONS
       ------------------------------------

       64-page gravure body....................      $ 9,995.00    $   61.68
       80-page gravure body....................       19,990.00        71.69
       96-page gravure body....................       19,990.00        81.70
       100-page gravure body...................       29,985.00        87.65
       112-page gravure body...................       19,990.00        96.31
       128-page gravure body...................       19,990.00       101.73
       144-page gravure body...................       29,985.00       112.35
       152-page gravure body...................       29,985.00       119.65
       160-page gravure body...................       29,985.00       122.36
       168-page gravure body...................       29,985.00       136.75
       176-page gravure body...................       29,985.00       139.46
       192-page gravure body...................       29,985.00       144.89

       Paper Handling (all formats) per cwt....            -            -

J. Crew, Inc.                                                Page 8
Exhibit A - Price Schedule                                  8/14/97


L.     FURNISHED PAPER REQUIREMENTS:  8-1/4" x 8-1/4"
       ----------------------------------------------

       Cover Options                                  Makeready    Run Lbs.
       -------------                                  Lbs.         per 1,000
       25 x 38-60#                                    ----------------------

       4-page offset cover.....................       1,190            27.42
       8-page offset cover.....................       1,190            54.83

       Cover Versioning (Based on 4 or 8
             page cover)
             Black plate change, one side
             of web                                     560
             Black plate change, both sides
             of web                                     642
             Four-color change, one side
             of web                                     824
             Four-color change, both sides
             of web                                   1,190

       Cover Options
       -------------
       25 x 38-70#

       4-page offset cover                            1,388            31.98
       5-page offset cover                            1,388            63.96

       Cover Versioning (Based on 4 or
             8 page cover)

             Black plate change, one side
             of web                                     653
             Black plate change, both
             sides of web                               750
             Four-color change, one side
             of web                                     961
             Four-color change, both sides
             of web                                   1,388

       Body Options                                   Makeready    Run Lbs.
       25 x 38 - 38#                                  Lbs.         per 1,000
                                                      ----------------------

       64-page gravure body....................        5,255          200.82
       80-page gravure body....................       10,510          251.49
       96-page gravure body....................       10,510          301.23
       100-page gravure body...................       13,138          314.13
       112-page gravure body...................        9,196          351.43
       128-page gravure body...................       10,510          401.64
       144-page gravure body...................       15,765          452.31
       152-page gravure body...................       14,451          476.94
       160-page gravure body...................       15,765          502.04
       168-page gravure body...................       13,794          527.15
       176-page gravure body...................       14,451          552.25
       192-page gravure body...................       15,765          602.45

J. Crew, Inc.                                                Page 9
Exhibit A - Price Schedule                                  8/14/97



       Gravure Body Versions (Per press form):

             One-color cylinder change, one side
             of web............................          564
             One-color cylinder change,
             both sides of web.................          940
             Four-color cylinder change,
             one side of web...................        1,692
             Four-color cylinder change,
             both sides of web.................        5,265


PART II - Additionals
---------------------

Presswork Additionals:

       Cover Versioning (based on 4-page cover with customer-
       supplied paper):
             Black plate change, one side
             of web............................         $252.00
             Black plate change, both sides
             of web............................          370.00
             Four-color change, one side
             of web............................          611.00
             Four-color change, both sides
             of web                                    1,417.00
       Gravure Body Versioning (Per press form
       with customer-supplied paper):
         Narrow Web
             One-color (Black) cylinder change,
             one side of web...................        1,374.00
             One-color (Black) cylinder change,
             both sides of web.................        2,559.00
             Four-color cylinder change,
             one side of web...................        4,356.00
             Four-color cylinder change, both
             sides of web......................        9,995.00

         Wide Web
             One-color (Black) cylinder change,
             one side of web...................        1,897.00
             One-color (Black) cylinder change,
             both sides of web.................        3,533.00
             Four-color cylinder change,
             one side of web...................        6,014.00
             Four-color cylinder change,
             both sides of web.................       13,800.00
             Press Stop, each..................          300.00
             Cylinder storage, per cylinder,
             first month.......................           56.00
             Cylinder storage, per cylinder,
             each subsequent month.............           70.00
             Pick-up cylinders, makeready press,
             per press form....................        4,512.00

      Bindery Additionals:
             Bindery Stop......................          175.00
             Bind Makeready
             (includes Ink Jet makeready)......          697.00

J. Crew, Inc.                                               Page 10
Exhibit A - Price Schedule                                  8/14/97


       Additional for Dot whacking (does not
       include cost of the label):
             With guarantee of 97%
             affixation, per 1,000.............            3.76
             100% affixation, per 1,000........            4.38
       Product storage beyond normal
       production period, per M
       8 pages
             First month, per 1,000 8's
             stored............................            0.67
             Each additional month,
             per 1,000 8's stored..............            0.16
             Short Run Mail: MR per
             list under 150,000................          175.00
             Short Run Mail: List less
             than 25,000 copies - per M........            5.64
             Short Run Mail: 25,000
             to 49,999, per M..................            3.07
             Short Run Mail: 50,000 to
             99,999, per M.....................            1.70
             Short Run Mail: 100,000 to
             149,999, per M....................            0.95
             Drop ship admin, per cwt..........            0.15

J. Crew, Inc.                                               Page 11
Exhibit A - Price Schedule                                  8/14/97


PART II - Additionals (Continued)
---------------------

Bindery Additionals (Continued):                           -

Additional Ink Jet preparation prices:
      Tape Processing, per 1,000...............           $0.80
      Additional for messages, per 1,000.......            0.56
      Zip corrections, each....................            0.03
      Split/rekey, per 1,000...................            0.12
      Tape Handling, each......................            6.62
      Bar Codes (Tape Processing),
      per 1,000 copies.........................            0.53

Additional to Ink Jet personalized message on either the cover or the order blank:

      Full message of up to 6 lines
      of up to 50 characters per line,
      per 1,000 copies.........................            0.77
      Only a few words or numbers,
      per 1,000 copies.........................            0.39
      Bar Coding (Ink Jet Operation),
      per 1,000 copies.........................            1.58

SELECTRONIC(R) gathering:
Tape Processing
Additional processing
for SELECTRONIC(R) gathering of multi-weight
pieces. Provided the furnished magnetic tape
contains clearly defined codes that can
be used to "trigger" the feeding patter,
machine instructions will be added,
per 1,000......................................            0.94

Bindery
      Basic makeready, each selectronic
      run (up to 5 boxes)......................          678.00
      Makeready each additional
      selectronically(R) controlled box........           56.65
      Selectronic(R) Running:(charged to
      entire run count, not just
      Selectronically fired sigs)
         Up to 3 boxes, per M..................            2.25
         4 to 6 boxes, per M...................            3.50
         7to 10 boxes, per M...................            4.50

      Additional for any box with insertion
      5% or less, per box per M................            0.30
      Additional for any box with insertion
      5% to 10%, per box per M.................            0.20

      SELECTRONIC(R) Feeding Cards:
         Makeready                                       246.00
         Run, per 1,000 copies                             0.17

      SELECTRONIC(R) Blow in Cards:
         Run, per machine, per 1,000 copies                0.32

J. Crew, Inc.                                               Page 12
Exhibit A - Price Schedule                                  8/14/97


      SELECTRONIC(R)Dot-Whacking:
      Run, per machine, per 1,000 copies                   0.28
      (Cannot guarantee 100% affixation)

   Cartoning, per carton                                   2.70
   Powerpacks, per skid                                   27.97

Lancaster Preliminary Center                                8/14/97
J. Crew Contract Renewal Pricing                            Page 1


4/c Document Handling, per page....................     $275.00
      Includes QPS check and generation of
      related internal proof, replacement of
      lo-res image with archived hi-res,
      re-sizing and rotating, creation of
      composite images, Postscript & RIP,
      spreading of knockout type as required,
      contract color proofs for page and data
      cycles as required.  Two color copies
      will be pulled of each color proof but only the final set produced from the press guidance will be handled as an authorized proof. Monthly maintenance costs for a TI telecommunications line are included in this figure.

New transparency for archive.......................     $305.00
      Includes the cost of IMAL proofing,
      generation of the lo-res, archiving in a random image database, swatch matching within the same color family, and fleshtone work.
      Cloning, color creation, background work and other local corrections are additional.
      When schedule permits, a second IMAL proofing cycle will be offered at no additional cost.

4/C Page (inclusive); Maximum charge...............   $1,848.00
            This price represents a "cap" on the
      incremental billing for any page. We will maintain a spreadsheet that will accumulate the dollar total for each individual page.
      When the normal incremental billing would otherwise exceed $1848, this price will be substituted. Color deviations and mechanical alterations, however, will be charged on the same basis as for any other page.

Type version page..................................      $76.50
      Includes PostScript & RIP, writing a
      duplicate 4/c file for NKI transmission or film output as well as color mechanical proof - color proof not included

Silhouette mask, per new subject...................      $40.50

Shadow, per subject................................      $22.50

Receive and archive image file.....................      $14.00
      This is to cover the basic handling costs to accept and maintain an industry standard hi-res file from an outside source. Any extraordinary conversion costs will be charged as additional, as will a silhouette and/or shadow if the proper accompanying file or clipping path is not furnished.

Lancaster Preliminary Center                                Page 2
J. Crew Contract Renewal Pricing                            8/14/97


      Mechanical Alterations And Additional Proofs
      --------------------------------------------

Rescan transparency for size changes...............     $230.00

4/c mechanical change (as marked on
position proof)....................................      $67.00
      This applies when we are asked to open
      the Quark File and make a change to
      page mechanics.

Rebuild composite image............................      $41.00
      This applies if manual intervention
      is required for this function when we
      process a document in which images
      involving overlapping silhouettes
      have shifted.

Color alteration to retrieved image................      $85.00
      This charge applies to a color correction of an archived subject which is then permanently placed in the archive; the preceding image is deleted.

Additional color proof.............................      $37.80

Late correction premium, per page..................     $117.50

Color Deviations
----------------

Cloning, per item..................................      $97.25

Color creation, per item...........................     $139.00

Background work, per background....................      $69.50

System hour rate for specialty work not
included above.....................................     $130.00

Ad pages
--------

4/c Base page......................................     $360.00
      Includes the basic mechanical construction of the page but does not include processing of transparencies, silhouettes or shadows. Includes a final form color proof.

New transparency...................................     $247.30
      Includes the cost of IMAL proofing , image archiving, swatch matching within the same color family, and fleshtone work.
      Cloning, color creation, background work and other local corrections are additional.

Pickup image, each.................................      $28.91
Additional to resize pickup image..................      $26.28

Lancaster Preliminary Center                                 Page 3
J. Crew Contract Renewal Pricing                            8/14/97


Additional for color alteration to retrieved image.     $141.20

Replacement type file..............................     $108.70

Bind-ins
--------

4/c Base page......................................     $360.00
Revise color cycle.................................     $190.00
New scan (no archiving) or re-scan for
different GCR level................................     $190.00
4/c mechanical tint page...........................     $109.84

Other
-----

Postcard: 4/c Base page............................     $180.44
Billboard file, pick-up or new, one cycle..........     $500.00
Billboard file, pickup or new, each add'l cycle....     $150.00